Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Silver Pegasus Acquisitions Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Units, each consisting of one Class A ordinary share, and one right (each right to receive 1/10 of a Class A ordinary share) (2)	Other	11,500,000	$10.00	$115,000,000	$0.0001531	$17,606.50
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units (3)	Other	11,500,000	—	—	—	—	(4)
	Equity	Rights included as part of the units (3)		11,500,000	—	—	—	—	(4)
	Equity	Ordinary Shares underlying the Rights included as part of the Units (3)		1,150,000	$10.00	$11,500,000	$0.0001531	$1,760.65
	Total Offering Amounts					$126,500,000		$19,367.15
	Total Fees Previously Paid							$29,050.73
	Total Fee Offsets							$—
	Net Fee Due							$—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Includes up to 1,500,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.